Exhibit 10.16

AMENDed and restated

EMPLOYMENT AGREEMENT

BETWEEN

CLEMENTIA PHARMACEUTICALS INC.

AND

MR. MICHAEL SINGER

MADE AS OF                     , 2017

amended and restated EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of                      , 2017,

B E T W E E N:

CLEMENTIA PHARMACEUTICALS INC., a corporation incorporated under the laws of Canada, having its head office at 4150 Sainte-Catherine Street West, Suite 550, Montreal, Quebec, H3Z 2YA, Canada, herein acting and represented by Dr. Clarissa Desjardins, President and Chief Executive Officer, duly authorized for the purposes hereof as she so declares (the “Corporation”),

A N D:

MR. MICHAEL SINGER, domiciled and residing at
(the “Employee”),

WHEREAS the Employee has been employed by the Corporation since May 1, 2015 pursuant to an offer letter dated March 23, 2015 (the “Offer of Employment”);

WHEREAS the Corporation and the Employee are parties or an Employment Agreement made as of August 28, 2015 (the “Employment Agreement”)

WHEREAS the Corporation wishes to continue to employ the Employee and the Employee wishes to provide services to the Corporation on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article 1 - INTERPRETATION

1.01	Definition of Certain Terms

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

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“Base Salary” has the meaning attributed thereto in Section 3.01 of this Agreement.

“Benefit Plans” has the meaning attributed thereto in Section 3.04 of this Agreement.

“Board” means the board of directors of the Corporation in office from time to time.

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the Province of Quebec.

“Cause” means: (i) any theft, fraud, dishonesty, or serious misconduct by the Employee involving the property, business or affairs of the Corporation or its Affiliates or the carrying out of the Employee’s duties, (ii) any material breach or non-observance by the Employee of any term of this Agreement, including gross negligence and failure or refusal to perform his duties or responsibilities, which breach or non-observance is not cured, to the extent susceptible to cure, within fourteen (14) days after having been notified of such by the Corporation, (iii) any act by the Employee constituting a criminal offence which is incompatible with the Employee’s duties and responsibilities, whether such offence is indictable or punishable on summary conviction or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude, (iv) breach of fiduciary duty, conflict of interest or self-dealing, gross negligence, willful misconduct or willful insubordination; or (v) violation of policies or procedures of the Company or its Affiliates, as applicable, which is detrimental to the business, reputation, character or standing of the Corporation or any of its Affiliates; or (vi) any other action recognized as “just and sufficient cause” or “serious reason” under applicable laws.

“CEO” means Chief Executive Officer.

“Change in Control” has the meaning set forth in the Corporation’s 2017 Omnibus Incentive Plan.

“Confidential Information” means confidential information of the Corporation, or any Affiliate or Subsidiary thereof, including trade secrets, customer lists, Inventions, research results, research developments, data and materials supporting research results and research developments and other confidential information concerning the business and affairs of the Corporation or any Affiliate or Subsidiary thereof.

“Customer” means any Person having purchased goods or services from the Corporation in connection with the Corporation’s business, namely the development of RARgamma agonists or drugs for Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondroma (MO), at any time during the two years preceding the termination of the Employee’s employment with the Corporation or with whom the Corporation is in negotiation at the time the Employee’s employment ends with a view to selling or providing goods or services, in connection with the Corporation’s business, to such Person.

“Date of Termination” means:

(a)	if the Employee’s employment with the Corporation is terminated by the Employee in accordance with Section 7.02, or due to the death, incapacity or retirement of the Employee, or for any other reason not otherwise
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contemplated by Article 7, the last day of the Employee’s active employment with the Corporation; or

(b)	if the Employee’ employment with the Corporation is terminated by the Corporation in accordance with Section 7.01, for any reason whatsoever, with or without Cause, the date specified in the Notice of Termination.

“Employment Agreement” has the meaning attributed to it in the recitals.

“Intellectual Property Rights” means all trade secrets, copyrights, trade-marks, domain names, industrial designs, mask work rights, rights in integrated circuit topographies, patents and other intellectual property rights recognized by the laws of any jurisdiction or country, including applications, registrations, titles, renewals, issues, re-issues and extensions of the rights thereto.

“Invention” means any ideas, concepts, devices, algorithms, information, materials, methods, processes, data, computer programs, databases, know-how, discoveries, developments, designs, images, artwork, formulae, other copyrightable works, and techniques, including any enhancements, modifications or additions thereto and/or to the products owned, licensed, sold, marketed or used by the Corporation, whether patentable or not, and all Intellectual Property Rights therein.

“Notice of Termination” has the meaning set forth in Section 7.01 of this Agreement.

“Person” is to be broadly interpreted and includes an individual, a partnership, a corporation, a trust, a joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature and the executors, administrators, or other legal representatives of an individual in such capacity.

“Same or Similar Capacity” means:

(i)	the same or similar capacity or function in which the Employee worked for the Corporation at any time during the last two years of the Employee’s employment;

(ii)	any executive or managerial capacity; and/or

(iii)	a capacity of partner, trustee, lender or shareholder.

“Severance Period” means the period beginning on the Date of Termination and ending after a period equal to nine (9) months following the Date of Termination.

“Subsidiary” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly

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through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Territory” means the United States and Canada.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles, Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and limited partnerships, associations, trusts, unincorporated organizations, joint ventures and governmental authorities. The term “including” means “including without limiting the generality of the foregoing”.

1.04	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

1.05	Currency

All references to currency herein are to lawful money of the Canada.

1.06	Schedules

The following Schedules are incorporated by reference into this Agreement and deemed to form part hereof:

Schedule A - Duties and Responsibilities

Schedule B - Permitted Outside Duties

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Article 2 - EMPLOYMENT

2.01	Employment and Term

(1) Subject to the terms and conditions of this Agreement, the Corporation will continue to employ the Employee in the position of Chief Financial Officer.

(2) The term of this Agreement and the Employee’s employment with the Corporation under this Agreement will continue for an indefinite period, subject to termination in accordance with Article 7 of this Agreement.

(3) The Employee will report to the CEO or such other person as may be designated by the Board.

(4) In addition to the duties and responsibilities that are inherent to the position of Chief Financial Officer of a corporation and the specific duties and responsibilities set out in Schedule A, the Employee will perform such other duties and responsibilities as may be assigned to him, from time to time, by the CEO or the Board, and the Employee will have the powers and authority to perform such duties and responsibilities, subject always to the control and direction of the CEO and the Board.

Article 3 - REMUNERATION AND BENEFITS

3.01	Annual Base Salary

(1) The Corporation will pay the Employee a base salary at the gross annual rate of $290,000 (the “Base Salary”). In the event the Corporation completes an initial public offering of the Corporation, such Base Salary shall be increased to $331,000 as of the date such initial public offering is completed. The Base Salary will be payable in equal installments, in accordance with the Corporation’s normal payroll schedule as in effect from time to time, in arrears by direct deposit and subject to deductions required by law or authorized by the Employee.

(2) The Board will review the Base Salary annually and may increase, but not decrease (except when decreases that are being implemented throughout the Corporation, provided the decrease in the Employee’s Base Salary is proportional to decreases of the compensation of the other Corporation employees), the Base Salary upon approval by the Board. The Board will be under no obligation to increase the Base Salary.

3.02	Bonus

The Employee will be eligible to receive an annual incentive bonus (the “Bonus”) of up to 30% of the Employee’s Base Salary to be determined by the Board in its sole and absolute discretion based on achievement of performance goals established for the Employee and the Corporation at the beginning of each year and in accordance with the terms of any applicable bonus plan in effect from time to time.

3.03	Performance Review

The Corporation will formulate a procedure for review of the Employee’s performance. Such review will be conducted annually by the Corporation.

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3.04	Benefit Plans

The Employee will be eligible to participate in any benefit plans (including any equity based incentive plan of the Corporation) made generally available to the Corporation’s similarly-situated employees from time to time and based on market comparables, subject to and in accordance with the terms and conditions of the applicable benefit plans (“Benefit Plans”). The Employee acknowledges that the Benefit Plans may be amended or terminated from time to time, as provided in the applicable plan, fund or arrangement.

3.05	Vacation

The Employee will be entitled to four (4) weeks of paid vacation per calendar year, to be earned and taken in accordance with the Corporation’s policies as in effect from time to time. The Employee will take his vacation at a time or times reasonable for each of the Corporation and the Employee in the circumstances, taking into consideration the business needs of the Corporation.

3.06	Expenses

The Corporation will reimburse the Employee for all reasonable out-of-pocket expenses properly incurred by him in the course of the Employee’s employment with the Corporation in accordance with the Corporation’s policies as in effect from time to time. The Employee will provide the Corporation with such statements and receipts verifying such expenses as the Corporation may reasonably require.

Article 4 - EMPLOYEE’S COVENANTS

4.01	Full Time Service

The Employee will devote all of his working time, attention and effort to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use his best efforts to promote the interests of the Corporation. The Employee may however continue to act as consultant, director and or committee member as disclosed under Schedule B, subject to the terms and conditions of Article 5 hereof and as long as such activities do not affect the performance of his functions as Chief Financial Officer of the Corporation.

4.02	Duties and Responsibilities

The Employee will duly and diligently perform all the duties assigned to him while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Employee may from time to time receive for, from or on account of the Corporation.

4.03	Rules and Regulations

The Employee will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to his notice or of which he should reasonably be aware, as amended by the Corporation from time to

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time. Notwithstanding the foregoing, in the event of a conflict between rules and regulations and this Agreement, the terms of this Agreement will have precedence.

4.04	Conflict of Interest

The Employee will refrain from any situation in which the Employee’s personal interest conflicts, or may appear to conflict, with the Employee’s duties with the Corporation. The Employee acknowledges that if there is any doubt in this respect, the Employee will inform the Board and obtain written authorization.

4.05	Confidential Information

(1) The Employee acknowledges that, by reason of his employment with the Corporation he has and will continue to have access to Confidential Information. The Employee agrees that, during his employment with the Corporation and for a period of 36 months following the Date of Termination, he will not disclose to any person, directly or indirectly, disclose, divulge, diffuse, sell, transfer, give, publish, circulate or distribute to any Person whomsoever or otherwise make public, except in the proper course of his employment with the Corporation, or use for his own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by him during his employment with the Corporation. Notwithstanding the above 36 month period, the foregoing restrictions shall continue permanently after the termination of the Employee’s employment with the Corporation where the Confidential Information concerns the reputation and private life of another person and any commercial secret, invention or proposed trademark of the Corporation

(2) Any breach of Section 4.05(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Employee of Section 4.05(1) (without posting of a bond or other security).

Article 5 - RESTRICTIVE COVENANTS

5.01	Non-Competition

The Employee shall not, without the prior written consent of the Corporation, at any time during the term of his employment with the Corporation, without limitation of a geographical area, and during the Severance Period, anywhere within the Territory, directly or indirectly, in a Same or Similar Capacity, either individually, or in partnership, jointly or in conjunction with any other Person, carry on or be engaged, be employed by or consult with any business, undertaking or activity which competes, in whole or in part, with the Corporation’s business, namely the development of RARgamma agonists or drugs for Fibrodysplasia Ossificans Progressiva (FOP) and Multiple Osteochondroma (MO). Nothing in this Section 5.01 shall prevent the Employee from owning not more than 2% of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada or the United States.

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5.02	Non-Solicitation

(1) The Employee shall not, without the prior consent of the Corporation, during the term of his employment and during the Severance Period, directly or indirectly, either individually, or in partnership, jointly or in conjunction with any other Person:

(a)	solicit or hire any employee of the Corporation or of any Affiliate or Subsidiary thereof or induce or attempt to induce any employee of the Corporation or of any Affiliate or Subsidiary thereof to leave his employment; or

(b)	solicit or interfere with the Corporation’s or any Affiliate’s or Subsidiary’s relationships with, or endeavour to entice away from the Corporation or any Affiliate or Subsidiary, any Customers of the Corporation or any Affiliate or Subsidiary.

5.03	Acknowledgement and Breach

(1) The covenants contained in Sections 5.01(1) and 5.02(1) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

(2) The Employee confirms that all restrictions in Sections 5.01 and 5.02 are reasonable and valid and that the Employee waives all defences to the strict enforcement of such restrictions by the Corporation.

(3) Any breach of the provisions of Sections 5.01(1) or 5.02(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach and to any other recourse or remedy available to it, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Employee of any of the provisions of Sections 5.01(1) or 5.02(1) (without posting of a bond or other security).

(4) The provisions of Sections 5.01(1) or 5.02(1) of this Agreement shall continue to apply and be valid notwithstanding any change in the Employee’s duties, responsibilities, position or title.

Article 6 - INVENTIONS AND ASSIGNMENT OF INTELLECTUAL PROPERTY

6.01	Assignment of Corporation Inventions

The Employee hereby covenants and agrees that all Inventions and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation. Where the Corporation is not by law the first and exclusive owner of the Inventions or

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Intellectual Property Rights relating thereto, the Employee hereby assigns to the Corporation, without further compensation, all of his present and future rights, title, and interest in and to any and all present and future Inventions (and all Intellectual Property Rights with respect thereto throughout the world) made, conceived, reduced to practice, or learned by the Employee, either alone or with others, during the period of the Employee’s employment by the Corporation, including, without limitation those made, conceived, reduced to practice, or learned by the Employee with the use of the Corporation’s time, material, private or proprietary information, or facilities or which are directly or indirectly related to the activities of the Corporation or to the Employee’s employment responsibilities. Inventions (and all Intellectual Property Rights with respect thereto throughout the world) assigned to the Corporation pursuant to this Section are referred to in this Agreement as “Corporation Inventions”. In the event that the Employee is unable to assign any portion of the Corporation Inventions to the Corporation, the Employee hereby grants to the Corporation an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Corporation Inventions.

6.02	Prior Inventions

The Employee represents that there are no Inventions that he has, or has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of his employment by the Corporation, in which the Employee has an ownership interest or which the Employee has a license to use (collectively referred to as “Prior Inventions”) which are directly or indirectly related to the activities of the Corporation.

Should any Prior Inventions become directly or indirectly related to the activities of the Corporation, the Employee shall so inform the Corporation and further agrees that she will not incorporate, or permit to be incorporated, such Prior Inventions in any Corporation Inventions without the Corporation’s prior written consent. If, in the course of the Employee’s employment with the Corporation, the Employee incorporates a Prior Invention into a Corporation Invention without the Corporation’s prior written consent, the Employee hereby grants the Corporation an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to assign or sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, communicate to the public by telecommunications, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

6.03	Moral Rights

The Employee hereby irrevocably waives, for herself and on behalf of her heirs, estate representatives, successors and assigns, all moral rights she may have in the Corporation Inventions and in any Prior Inventions (solely to the extent that such Prior Inventions are incorporated into a Corporation Invention either pursuant to Section 6.02 above or pursuant to a separate written agreement to the Corporation authorizing such incorporation).

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6.04	Obligation to Keep Corporation Informed

During the period of the Employee’s employment, the Employee will promptly and fully disclose to the Corporation in writing all Corporation Inventions authored, conceived, or reduced to practice by the Employee, either alone or with others.

6.05	Enforcement of Intellectual Property Rights and Assistance

During the period of the Employee’s employment and thereafter, the Employee will assist the Corporation in every proper way to obtain, protect and enforce the Intellectual Property Rights relating to Corporation Inventions in all countries. In the event the Corporation is unable to secure the Employee’s signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as her agent and attorney in fact, which appointment is coupled with an interest, to act on the Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee.

Article 7 - TERMINATION

7.01	Termination by the Corporation

Subject to the requirements of Sections 7.03, 7.04 and 7.05, as applicable, the Corporation may terminate this Agreement and the Employee’s employment with the Corporation at any time by giving a written notice of termination of the Employee’ employment with the Corporation, delivered in accordance with Section 8.01, specifying the effective date of the termination (a “Notice of Termination”).

7.02	Termination by the Employee

The Employee may terminate this Agreement and his employment with the Corporation by giving the Corporation 30 days’ prior notice in writing. The Corporation may, at its discretion, waive all or part of such notice and end the Employee’s employment immediately by providing the Employee with pay in lieu of notice until the end of the Employee’s resignation notice period.

7.03	Payments on Termination Without Cause

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by him up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b)	reimburse the Employee in accordance with Section 3.06 for any expenses incurred by him up to and including the Date of Termination;
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(c)	continue to pay to the Employee on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to him had his employment with the Corporation continued for the Severance Period; and

(d)	reimburse the Employee for costs of continuing health care coverage under the applicable Benefit Plans for him and his dependents during the Severance Period.

7.04	Payments on Termination by the Corporation for Cause or on Termination by the Employee

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for Cause, or if such employment is terminated by the Employee pursuant to Section 7.02, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by him up to the Date of Termination and any earned but unused vacation pay calculated as of such date; and

(b)	reimburse the Employee in accordance with Section 3.06 for any expenses incurred by him up to and including the Date of Termination.

7.05	Payments on Termination Without Cause after a Change in Control

(1) If the Employee’s employment with the Corporation is terminated by the Corporation pursuant to Section 7.01 for any reason other than Cause within twelve (12) months following a Change in Control, the Corporation will:

(a)	pay to the Employee an amount equal to the Base Salary earned by her up to the Date of Termination and any earned but unused vacation pay calculated as of such date;

(b)	reimburse the Employee in accordance with Section 3.06 for any expenses incurred by her up to and including the Date of Termination;

(c)	continue to pay to the Employee on the basis outlined in Section 3.01 an amount equivalent to the Base Salary that would have been payable to her had her employment with the Corporation continued for the Severance Period;

(d)	pay to the Employee the Employee’s target bonus for the year in which the Date of Termination occurs within thirty (30) days after the Date of Termination;

(e)	reimburse the Employee for the cost of continuing health care coverage under the applicable Benefit Plans for her and her dependents during the Severance Period;

(f)	as of the Date of Termination, fully vest all outstanding equity grants including any outstanding stock options.
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7.06	Fair and Reasonable

The Employee acknowledges and agrees that:

(1) the notice or payments or benefits or any combination thereof provided pursuant to this Article 7 will be in full satisfaction of all rights and obligations resulting from the termination of the Employee’s employment, including any notice of termination, indemnity or pay in lieu thereof and severance pay to which the Employee may be entitled pursuant to the applicable legislation;

(2) except as provided in this Article 7, the Employee will not be entitled to any further termination payments, damages, or compensation whatsoever; and

(3) as a condition precedent to any payment or benefit pursuant to Section 7.03(c), the Employee agrees to deliver to the Corporation prior to receipt of any such payment or benefit, a full and final release of all actions or claims in connection with the Employee’s employment or termination of such employment in favour of the Corporation, its Affiliates, Subsidiaries, directors, officers, employees and agents, in a form satisfactory to the Corporation.

7.07	Return of Property

Upon any termination of his employment with the Corporation, or at any other time at the request of the Corporation, the Employee will deliver or cause to be delivered to the Corporation promptly all books, documents, money, securities or other property of the Corporation that are in the possession, charge, control or custody of the Employee.

7.08	Resignation as Director and Officer

Upon any termination of the Employee’s employment under this Agreement, the Employee will be deemed to have resigned, and will, if requested, sign forms of resignation indicating his resignation, as an officer and director of the Corporation and, if applicable, of any of its Affiliates. The Employee’s execution of this Agreement shall be deemed the grant by the Employee to the officers of the Corporation of a limited irrevocable power of attorney (which is deemed coupled with an interest) to sign in the Employee’s name and on the Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

7.09	Provisions which Operate Following Termination

Notwithstanding any termination of the Employee’s employment under this Agreement, the provisions of Section 4.05 and Articles 5 and 6 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

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Article 8 - GENERAL

8.01	Notices

Any demand, notice or other communication (“Communication”) to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

Clementia Pharmaceuticals Inc.
4150 Sainte-Catherine Street West, Suite 550
Montreal, Quebec, H3Z 2Y5

Attention: Dr. Clarissa Desjardins
Fax: 1-888-966-0135

To the Employee:

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day following the deposit of the Communication in the mail (provided that if such third day is not a Business Day, then it will be deemed to have been given on the next succeeding day that is a Business Day), and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

8.02	Time of Essence

Time will be of the essence of this Agreement.

8.03	Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Employee under this Agreement.

8.04	Assignment

This Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee. The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of

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its business and assets; and such rights and obligations shall inure to and be binding upon any successor to all or substantially all of the business and assets of the Corporation, whether by merger, purchase of shares or assets, reorganization or otherwise.

8.05	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Employee’s employment with the Corporation and cancels and supersedes any prior understandings and agreements between the parties with respect to the Employee’s employment with the Corporation, including the Employment Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties with respect to the Employee’s employment with the Corporation other than as expressly set forth in this Agreement.

8.06	Pre-Contractual Representations

The Employee hereby waives any right to assert a claim based on any pre- contractual representations, negligent or otherwise, made by the Corporation.

8.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

8.08	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

8.09	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable in Quebec, without regard to conflict of laws provisions.

8.10	Jurisdiction

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Quebec and the courts of the Province of Quebec will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Employee each hereby agrees to the jurisdiction of the courts of the Province of Quebec.

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8.11	Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

8.12	Language

The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

[Signature page follows]

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IN WITNESS WHEREOF the parties have executed this Agreement.

CLEMENTIA PHARMACEUTICALS INC.

By:
	Name:	Dr. Clarissa Desjardins
	Title:	President and CEO

WITNESS:

Signature	MR. MICHAEL SINGER

Name (Please print)

SCHEDULE A

JOB DESCRIPTION

Chief Financial Officer

Basic Function: The chief financial officer position is accountable for the administrative, financial, and risk management operations of Clementia, to include the development of a financial and operational strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results. Principal accountabilities are:

1.	Planning

1.	Assist in formulating the company’s future direction and supporting tactical initiatives

2.	Monitor and direct the implementation of strategic business plans

3.	Develop financial and tax strategies

4.	Manage the capital request and budgeting processes

5.	Develop performance measures that support the company’s strategic direction

2.	Operations

1.	Participate in key decisions as a member of the executive management team

2.	Maintain in-depth relations with all members of the management team

3.	Manage the accounting, human resources, investor relations, legal, tax, and treasury departments

4.	Oversee the financial operations of subsidiary companies and foreign operations

5.	Manage any third parties to which functions have been outsourced

6.	Oversee the company’s transaction processing systems

7.	Implement operational best practices

8.	Oversee employee benefit plans, with particular emphasis on maximizing a cost-effective benefits package

9.	Supervise acquisition due diligence and negotiate acquisitions
A-1

3.	Financial Information

1.	Oversee the issuance of financial information

2.	Personally review and approve all filings with the Securities and Exchange Commission

3.	Report financial results to the board of directors

4.	Risk Management

1.	Understand and mitigate key elements of the company’s risk profile

2.	Monitor all open legal issues involving the company, and legal issues affecting the industry

3.	Construct and monitor reliable control systems

4.	Maintain appropriate insurance coverage

5.	Ensure that the company complies with all legal and regulatory requirements

6.	Ensure that record keeping meets the requirements of auditors and government agencies

7.	Report risk issues to the audit committee of the board of directors

8.	Maintain relations with external auditors and investigate their findings and recommendations

5.	Funding

1.	Monitor cash balances and cash forecasts

2.	Arrange for debt and equity financing

3.	Invest funds

6.	Third Parties

1.	Participate in conference calls with the investment community

2.	Maintain banking relationships

3.	Represent the company with investment bankers and investors
A-2

SCHEDULE B

PERMITTED OUTSIDE DUTIES

•	Board member of Aurora Cannabis Inc. (approx. 4 - 5 meetings per year, 10 - 15 hrs)
B-1